PRICING SUPPLEMENT	Filed pursuant to Rule 424(b)(3)
(To Prospectus Supplement dated April 9, 2007	Registration No. 333-141868
and Prospectus dated April 9, 2007)
KfW, Frankfurt/Main, Federal Republic of Germany
U.S. $15,000,000 Floating Rate Callable Notes Due May 13, 2023
CUSIP: 48245ABN0
ISIN: US48245ABN00
     Investing in the Notes involves certain risks that are described in the “Risk Factors” section in the Prospectus Supplement.

Proceeds,
	Price to	Discounts and	before expenses
	Public(1)	Commissions	to KfW
Per Note	100.0%	—	100%
Total	U.S. $15,000,000	—	U.S. $15,000,000

(1)	Plus accrued interest, if any, from the Interest Commencement Date specified below, if the notes are delivered after that date.
     The Dealer named below expects to deliver the notes to investors on or about May 13, 2008.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this pricing supplement or the related prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

LEHMAN BROTHERS
APRIL 23, 2008

ABOUT THIS PRICING SUPPLEMENT
     This pricing supplement supplements the accompanying prospectus supplement dated April 9, 2007 relating to KfW’s Medium-Term Note Program and the accompanying prospectus dated April 9, 2007 relating to KfW’s debt securities. If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.
     You should read this pricing supplement along with the accompanying prospectus supplement and prospectus. All three documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information. KfW and the dealer are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying prospectus supplement and prospectus is current only as of this date, and information incorporated by reference is current only as of the date of such information.

SPECIFIC TERMS

Issuer: KfW	Title of Securities: U.S. $15,000,000 Floating Rate Callable Notes Due May 13, 2023

Aggregate Principal Amount: U.S.$15,000,000	Maturity Date: May 13, 2023

Original Issue Date: May 13, 2008	Initial Interest Rate: None

Interest Commencement Date: May 13, 2008	First Interest Payment Date: November 13, 2008

Final Redemption Price: 100.0%

Type of Floating Rate Note:
☒ Regular Floating Rate
Interest Rate Basis/Bases:
☒ Other:
From the Original Issue Date to but excluding the Maturity Date, the Interest Rate will be calculated according to the following formula:
7.25% p.a. times (N/D)
Where:
“N” is the number of calendar days (including non Business Days) in each Interest Period for which 6-Month LIBOR is greater than or equal to 0.00% and less than or equal to 7.00% p.a., subject to the Rate Cut-Off.
“D” is the total number of calendar days (including non Business Days) in each Interest Period.
“Interest Period” is the period from and including each Interest Payment Date (or the Original Issue Date, in the case of the first Interest Period) to but excluding the immediately following Interest Payment Date and thereafter any period from and including an Interest Payment Date to but excluding the next following Interest Payment Date (or the Maturity Date, in the case of the final Interest Period).
“6-Month LIBOR” is, for any Interest Reset Date, the rate for deposits in U.S. Dollars for a period of six months that appears on Reuters Page LIBOR01 as of 11:00 a.m. London time on such day (subject to the Rate Cut-Off). If 6-Month LIBOR cannot be determined on an Interest Reset Date, the Calculation Agent will determine 6-Month LIBOR based on quotations from four major banks in the London interbank market, as described in the Prospectus, for deposits in U.S. dollars for a period of six months.

“Rate Cut-Off” means that (a) for each day in a Interest Period that is a Saturday, Sunday or a day which is not a London Business Day, 6-Month LIBOR will be 6-Month LIBOR in effect on the immediately preceding London Business Day, and (b) 6-Month LIBOR for each calendar day falling after the fifth New York and London Business Day immediately preceding the applicable Interest Payment Date (the “Rate Cut-Off Date”) up to but excluding the end of the same Interest Period will be 6-Month LIBOR in effect on the Rate Cut-Off Date.

“London Business Day” is any day except for Saturday, Sunday or a day on which commercial banks and foreign exchange markets settle payments and are open for general business in London.

Spread: N.A.	Maximum Interest Rate: N.A.
Spread Multiplier: N.A.	Minimum Interest Rate: 0.00%
Index Maturity: N.A.

Interest Reset Period:

☒ daily	☐ weekly	☐ monthly
☐ quarterly	☐ semi-annually	☐ annually
Interest Reset Date(s): Each calendar day (on or after May 13, 2008), subject to the Rate Cut-Off, as set forth above.
Interest Determination Date(s): Each Interest Reset Date, subject to the Rate Cut-Off, as set forth above.
Interest Calculation Date(s): As provided in §3(F)(1) of the Conditions (unless otherwise specified), the fifth New York and London Business Day immediately preceding the applicable Interest Payment Date.
Calculation Agent:
☒ Other: Lehman Brothers Special Financing Inc.
Interest Payment Date(s): The 13th day of the following:
☐ Each of the 12 calendar months in each year
☐ Each March, June, September and December in each year:
☒ Each of the following two calendar months in each year: May and November
☐ The following calendar month in each year:
Redemption:      ☒ Yes            ☐ No
Redemption Date(s) (as provided in para. 2 of §7 of the Conditions): Each May 13th and November 13th, commencing November 13, 2008
Minimum Redemption Notice Period: 10 New York and London Business Days
Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed): 100.0%
Repayment:     ☐ Yes            ☒ No
Repayment Date(s):
Minimum Repayment Notice Period:
Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid):
Specified Currency: U.S. dollars for all payments unless otherwise specified below:
Payments of principal and any premium:
Payments of interest:
Authorized Denomination: U.S.$1,000
Exchange Rate Agent:
Original Issue Discount (“OID”) Note:       ☐ Yes           ☒ No
Total Amount of OID:

Yield to Maturity:

Initial Accrual Period OID:

Day Count Fraction:	☐ Act/360 (as provided in §3(F)(3)(a) of the Conditions)
☐ Actual/Actual ISDA (as provided in §3(F)(3)(b) of the Conditions
☒ Other:

§3 (F) (3) of the Terms and Conditions shall be replaced as follows:
With respect to each Note, accrued interest is calculated by multiplying the principal amount of the Note by the interest rate applicable for the Calculation Period (as defined below) and the Day Count Fraction. For this purpose, “Day Count Fraction” means, in respect of any period of time from and including the first day of such period but excluding the last day of such period (the “Calculation Period”), the number of days in the Calculation Period divided by 360, the number of days to be calculated on the basis of a year of 360 days with 12 30-day months (unless (A) the last day of the Calculation Period is the 31st day of a month but the first day of the Calculation Period is a day other than the 30th or 31st day of a month, in which case the month that includes that last day shall not be considered to be shortened to a 30-day month, or (B) the last day of the Calculation Period is the last day of the month of February in which case the month of February shall not be considered to be lengthened to a 30-day month).
Business Day Convention (for Interest Payment Dates other than the Maturity Date):
As provided in §3(E) of the Conditions (unless otherwise specified:           ):
☒     Following Business Day Convention, no adjustment of Interest
☐     Modified Following Business Day Convention, no adjustment of Interest
Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.
PS- 5